Exhibit 99.1

Rosetta Stone Appoints EdTech Veteran Kate Eberle Walker to Board of Directors

ARLINGTON, Va., November 14, 2019 -- Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced that Kate Eberle Walker has been elected to its Board of Directors.

Ms. Walker has more than 20 years of experience leading, advising, acquiring and investing in education companies. She serves as the CEO of PresenceLearning, a leading provider of live online special education therapy and assessment services for K-12 districts supporting children with special needs. She was previously CEO of The Princeton Review and its subsidiary Tutor.com, where she built a scaled organization that leveraged technology to deliver high-quality educational outcomes for students. Prior to that, Ms. Walker managed M&A and venture investments for Kaplan, Inc., a large and diversified global education company. She supports and advises several early stage education ventures and serves on the boards of Brooklyn Prospect Charter School and the International School of Brooklyn. Ms. Walker began her career as an investment banker at Goldman Sachs and received her MBA from Harvard Business School.

“Kate brings a remarkable edtech background to Rosetta Stone, with significant experience operating and scaling top brands in the space,” said John Hass, CEO and Chairman of the Board. “We welcome her expertise particularly in blending software and human intelligence for the benefit of learners as we continue to expand our literacy and language solutions.”

“Throughout my career in education I have long admired the Rosetta Stone brand and its commitment to quality educational outcomes, and am honored to become part of the team that supports it,” said Eberle Walker.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.